                                                                   EXHIBIT 10.32

September 27, 2002

HAND DELIVERED

Mr. James R. Stelter

     Re: Resignation Agreement

Dear Jim:

     This letter shall serve as the resignation agreement between you and Steelcase Inc. based on your voluntary resignation of employment with the company (the "Agreement"). As used in this Agreement, the term "Steelcase" or "company" shall include Steelcase Inc., its divisions, subsidiaries, affiliates, joint ventures and past, present or future officers, directors, shareholders, employees, agents and representatives.

     You have been employed by Steelcase for approximately twenty-five years and presently serve as Senior Vice President, Sales, Marketing and Dealer Alliances. We have agreed that it is in the mutual interest of you and the company for Steelcase to accept your voluntary resignation from employment. In consideration of certain compensation and benefits offered by Steelcase, you have agreed to make certain commitments as set forth herein. This Agreement fully and finally concludes the employment relationship between you and the company on the terms and conditions that follow:

     1. Resignation. This Agreement includes your voluntary resignation from employment with Steelcase effective November 15, 2002 and the company's acceptance of such resignation.

James R. Stelter
September 27, 2002
Page 2

     2. Severance Payment. Your acceptance of this Agreement entitles you to receive a severance payment in the total amount of Four Hundred Fourteen Thousand One Hundred Ninety Four Dollars ($414,194), less any applicable payroll taxes and deductions, and the deduction of one week's base pay that was advanced to you (and all other employees) when the Company converted payroll systems in 1999. The severance payment is comprised of two components, as follows: (1) the amount of Three Hundred Nineteen Thousand Eight Hundred Dollars ($319,800), which represents thirteen (13) months of your current base salary compensation; and (2) the amount of Ninety Four Thousand Three Hundred Ninety Four Dollars ($94,394) which represents the long-term bonus bank in the Management Incentive Plan otherwise forfeited upon the severance of your employment with the company.

     3. Covenant Not to Compete. In consideration of Steelcase's payments under this agreement, you covenant and agree that for a period of three (3) years from the effective date of your resignation, you shall not directly or indirectly, whether as an employee, employer, officer, director, owner, partner, member, investor, shareholder, independent contractor, consultant, agent, representative, volunteer or in any other capacity perform professional or technical services or solicit business on behalf of yourself, or any other person, entity or business in competition with any line of business in which Steelcase is or has been engaged as of the date of this agreement and any line of business in which Steelcase may be engaged in the future which is reasonably related to Steelcase's current operations. "Line of business" shall be defined to include all product and service lines of business, and specifically any and all products and product concepts (whether or not commercialized or reduced to practice) that Steelcase has conceived, considered, researched, developed, marketed or produced before or during the tenure of your employment with the company.

     Notwithstanding the foregoing obligations, it is expressly understood between you and the Company that good faith negotiations will be conducted to explore future business opportunities between the parties that may supplement or amend the noncompete obligations set forth in this Agreement, as provided under paragraph 18.

     During the restrictive time period you also agree, in any of the capacities defined above, not to directly or indirectly (a) divert or attempt to divert any

James R. Stelter
September 27, 2002
Page 3

business from Steelcase or any entity distributing Steelcase products ("Steelcase distributor"), solicit any current or past customer of Steelcase or any Steelcase distributor, or attempt to influence any customer of Steelcase or any Steelcase distributor; or (b) hire, solicit, contact or attempt to hire or solicit any employee or representative of Steelcase for the purpose of inducing that person to end his/her employment or business relationship with Steelcase whether to enter into an employment or other business relationship with any other entity, or for any other purpose.

     If you breach or attempt to breach this covenant not to compete, Steelcase shall be entitled to an immediate injunction or restraining order, in addition to all other remedies available under law or equity, from a court of competent jurisdiction enforcing the terms of the noncompete provision, and, if Steelcase is successful in enforcing the terms of this noncompete provision, you shall be liable to Steelcase for all reasonable attorney's fees, costs and expenses incurred by Steelcase in enforcing the noncompete provision.

     If any court of competent jurisdiction shall at any time deem the foregoing time period too lengthy or the scope of the covenants too broad, the restrictive time period shall be deemed to be the longest period permissible by law, and the scope shall be deemed to comprise the largest scope permissible by law under the circumstances.

     As additional consideration for your obligations under this Agreement, you will receive the following payments contingent upon your faithful compliance with the terms of this covenant not to compete:

     a) the amount of Four Hundred Ninety Six Thousand Four Hundred Fifty Dollars ($496,450) payable on November 15, 2002;

     b) the amount of Two Hundred Eighty Six Thousand Five Hundred Fifty Dollars ($286,550) payable on November 15, 2005;

     In the event that you violate your obligations under this covenant not to compete you shall forfeit the right to receive the additional payments described above. You acknowledge and agree that any such forfeiture shall in no way

James R. Stelter
September 27, 2002
Page 4

impair the validity and enforceability of the provisions of this covenant not to compete.

     4. Health Care Coverage. Under C.O.B.R.A. you may be eligible to purchase medical and dental insurance at the Steelcase group rate plus a nominal charge. As part of the consideration for your obligations under this Agreement, Steelcase agrees to pay the amount of Seven Thousand Three Hundred Twenty Six Dollars ($7,326) representing health care premiums for 12 months of C.O.B.R.A. coverage following the effective date of your resignation.

     5. Other Benefits. Regardless of your acceptance of this Agreement, you are entitled to receive any vested portion of your Profit Sharing, Money Purchase, 401(k) and Restoration Retirement plan accounts. You will also receive payment of unused regular vacation, accrued vacation and personal days, less applicable payroll taxes. Any outstanding loan balances against any such accounts, or other company loans, are payable at the time of separation from employment and may be arranged by contacting the Benefits Department.

     6. Executive Outplacement. As part of the consideration for your obligations under this Agreement, you are also eligible for executive outplacement assistance through Right Management Consultants, of 2025 East Beltline SE, Grand Rapids, Michigan 49546, as described in Exhibit A attached.

     7. Release. In consideration of the various payments and benefits provided to you under the terms of this Agreement, you hereby release and forever discharge Steelcase Inc., its divisions, subsidiaries, affiliates, joint ventures and their past, present or future officers, directors, shareholders, employees, agents and representatives, from any and all claims, causes of action, demands, rights, damages, liability, costs or expenses, of every kind and description, whether known or unknown, which you may now have or hereafter acquire, whether arising out of or in any way connected, directly or indirectly, with your employment and/or separation from employment with Steelcase, or arising from any other circumstances involving the company's interests, including but not limited to protection or enforcement of the company's confidential and proprietary information. This release is intended as a general release, including all claims whatsoever, whether arising under state or Federal laws of the United States of America or any other country and whether founded

James R. Stelter
September 27, 2002
Page 5

upon contract, tort, statute or regulation, wrongful discharge or discrimination, and specifically includes claims under the Age Discrimination in Employment Act of 1967, as amended, 20 U.S.C. Section 621 et.seq. This waiver of rights and release of claims is knowing and voluntary. The invalidity in whole or in part of any provision of this release shall not effect the validity of any other provision.

     8. Review and Consultation. You are advised to consult an attorney before executing this Agreement. Upon execution you acknowledge that you have had sufficient opportunity to review the Agreement and to consult with advisors and attorneys of your choice concerning its terms and conditions. Execution of this Agreement further acknowledges your full and complete understanding of the terms and their significance, and that those terms have been accepted freely and voluntarily, thereby binding you and your heirs, successors, personal representatives and assigns.

     9. Period for Consideration or Revocation. It is acknowledged that Steelcase will provide you with a period of forty-five (45) days from the date this Agreement is first presented to you in which to consider it. For a period of seven (7) days following the execution of this Agreement, you may revoke it by notifying me in writing. If not revoked in this matter, this Agreement will become effective on the eighth day following its execution.

     10. Confidential Information. You acknowledge that in the course of your employment with Steelcase you have had access to and control of confidential and proprietary information related to Steelcase's business, and that you have been and will continue to be under an obligation not to disclose to any third party, nor use for your benefit or the benefit of any third party, any trade secrets, confidential information or proprietary information concerning the financial and business affairs of Steelcase or any of its divisions, subsidiaries, affiliates, joint ventures or related entities, except as may be required by law. "Confidential and proprietary information" includes, but is not limited to, financial statements, marketing plans, product research and development, sales plans, ideas or other information regarding Steelcase's objectives and strategies and any information about the business and practices of Steelcase that was obtained during your course of employment or as a consultant with the company. You agree that any documents in your possession including such information shall be expeditiously returned to Steelcase. You also acknowledge

James R. Stelter
September 27, 2002
Page 6

that such confidential and proprietary information will not be disclosed, published, presented in lectures or other forums or otherwise used by you in any manner. The parties agree that any breach or threatened breach of this provision would cause irreparable harm to Steelcase, that no adequate remedy exists at law or in damages for such a breach or threatened breach, and that Steelcase shall be entitled to an immediate injunction or restraining order in addition to any other remedies that may be available by law or equity.

     11. Confidentiality of Agreement. It is mutually agreed that the terms of this Agreement are confidential and shall not be disclosed to any third party, except as required by law or in order to enforce the terms of this Agreement. You may, of course, disclose the terms of this Agreement to legal or financial advisors on a confidential basis for the sole purpose of obtaining legal or tax advice concerning the terms of this Agreement.

     12. Stock Options. Under the terms of the Steelcase Inc. Incentive Compensation Plan any unvested stock options you have been awarded are terminated and forfeited as a result of your severance from employment with the company. Vested stock option grants will be exercisable within two years following the effective date of this Agreement.

     13. Executive Supplemental Retirement Plan. You acknowledge and agree that under the terms of the company's Executive Supplemental Retirement Plan (the "Plan") you forfeit any rights or participation in the benefits under the Plan as a result of your resignation of employment with the Company and that the Company has no present or future liability regarding your participation in the Plan.

James R. Stelter
September 27, 2002
Page 7

     14. Disposition of Company Property. Any company-owned property in your possession, including any office equipment or other items, shall be delivered to a designated company representative.

     15. Corporate Credit Cards. You agree to immediately discontinue the use of any credit cards issued to you by or through Steelcase and to return any such credit cards to an authorized Steelcase representative. In addition, you agree to promptly submit any expense reports required to account for outstanding charges and to cooperate in the process of reconciling any such charges with your expense reports. Any personal expenses incurred through use of company credit cards, or otherwise charged to the company, shall either be separately reimbursed by you or deducted from your severance payment.

     16. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan, U.S.A.

     17. Jurisdiction. You agree that any dispute arising under this Agreement shall be filed, heard and decided in either Kent County Circuit Court (Michigan) or the United States District Court for the Western District of Michigan. You also agree to subject yourself to the personal jurisdiction and venue of the identified courts regardless of where you may be located at the time of the proceeding.

     18. Entire Agreement. This Agreement contains the entire understanding of the parties and there are no additional promises, representations, assurances, terms or provisions between the parties other than those specifically set forth herein. This Agreement may not be amended except in writing signed by you and an officer of Steelcase.

James R. Stelter
September 27, 2002
Page 8

     If you agree with the foregoing, please execute both of the enclosed original copies of this letter and return one to me.


Very truly yours,

/s/ J. Hackett

James P. Hackett

                                        READ, UNDERSTOOD AND ACCEPTED

                                        By: /s/ James R. Stelter 11/15/02
                                           -------------------------------------
                                                James R. Stelter

                                        Date: 11-15-02
                                             -----------------------------------

                                        Witness: /s/ Karen Koetsier
                                                --------------------------------